Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams	Peter A. Russell
	Chairman, President and CEO	President
	Sky Financial Group, Inc.	Perpetual Savings Bank
	(419) 254-6182	(330) 532-1563

Sky Announces Pending Acquisition of Perpetual Savings Bank

August 9, 2006 – Bowling Green, Ohio – Sky Financial Group, Inc. (NASDAQ: SKYF) and Wells River Bancorp, Inc. (Wellsville, Ohio) announced today the execution of a definitive agreement for Sky Financial to acquire Wells River and its wholly-owned subsidiary, Perpetual Savings Bank, a $74.7 million bank that operates three full-service branches in Columbiana county.

Sky Financial and Wells River anticipate that the transaction will be completed late in the fourth quarter of 2006, pending regulatory approvals, the approval of the shareholders of Wells River Bancorp and completion of other customary closing conditions. Sky anticipates that Perpetual will be combined with Sky Bank, its commercial banking affiliate, by the end of the year.

“Our company is excited that Perpetual has decided to partner with Sky,” stated Marty E. Adams, chairman, president and chief executive officer of Sky Financial. “Much like our previous acquisition of Belmont Bank, Perpetual will help us further expand our Ohio Valley Region.”

Jay Zatta is regional president for Sky Bank’s Ohio Valley Region. “Perpetual offers our region the unique opportunity to greatly enhance our current branch network. These new offices will make it even more convenient than ever for clients to bank at Sky,” said Zatta. “The addition of their company will not only help us increase an already strong market share in Columbiana county, but their client service philosophy fits our community banking model, which is designed to provide superior service and local decision-making close to the client.”

“As a competitor, our company has been impressed by Sky’s regional community bank structure and its ability to provide great client service through that structure,” said Peter Russell, president of Perpetual Savings Bank.

The information in this press release contains forward-looking statements regarding the expected future financial performance and the closing of the announced acquisition that are not historical facts and that involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

About Sky Financial Group, Inc.

Sky Financial Group is a $15.8 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 40 largest publicly-held bank holding companies in the nation. Sky operates over 290 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

About Perpetual Savings Bank

Perpetual Savings Bank was founded on August 24, 1891 in Wellsville, Ohio. It is the oldest financial institution charter founded in Columbiana County, and has operated continuously since 1891. In 1994, Perpetual converted its charter to an Ohio savings bank. The company is currently under the leadership of Peter A. Russell, president, in his 30th year with Perpetual, and only the 4th managing officer in its 115-year history. Perpetual operates three offices in Wellsville, Ohio, Calcutta, Ohio, and its newest office in Columbiana, Ohio, which opened in January 2005. Perpetual is located on the web at www.perpetualsavings.com.

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